Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 15, 2016 (except for Note 18, as to which the date is June 15, 2016), in Amendment No. 5 to the Registration Statement (Form S-1 333-204789) and related Preliminary Prospectus of Patheon N.V. for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Raleigh, North Carolina

July 8, 2016